Exhibit 10.1


July 28, 1995


Jaron Norberg
400 N. 5th Street
Phoenix, AZ  85004

Dear Jaron,

During your years of employment, you have developed an intimate knowledge of the Company and its operations which, together with your skills and experience, has proven to be invaluable. We recognize that there are other business opportunities available to you and that your departure would be detrimental to the Company.

Therefore, the Company agrees to provide you, in consideration for your continued employment, deferred compensation in excess of that which is provided for under the Supplemental Excess Benefit Retirement Plan (SEBRP). The
additional deferred compensation is equal to the amount which you would have been entitled under the terms of the SEBRP with four additional "years of service".

Except as otherwise provided below, the deferred compensation payable under this agreement shall be paid over the same period and in the same form and shall commence on the same date as the benefit actually payable to you under the SEBRP as a result of your status as an officer of the Company. The Company will withhold all required federal and state taxes from such payments. You should also be aware that you will incur additional FICA costs as a result of this increase in benefits. The deferred compensation payable to you as a result of this letter will be payable from the Company's general assets.

While you are an "at-will" employee this additional deferred compensation is subject to revocation in the event your employment is terminated for "cause". For "cause" to be determined in the sole and absolute discretion of the APS Board of Directors.

With the assurances provided by this letter, we trust that we can look forward to your continuing efforts on behalf of the Company.

Very truly yours,

William J. Post

William J. Post
Chief Operating Officer and Senior Vice President